Exhibit 21




                               SUBSIDIARIES


CMP Natural Gas, L.L.C. - Organized in the State of Maine.

Energy East Enterprises, Inc. - Incorporated in the State of Maine.

Energy East Solutions, Inc. - Incorporated in the State of
      Delaware.

Energy East Telecommunications, Inc. - Incorporated in the State of
     Delaware.

New York State Electric & Gas Corporation - Incorporated in the
      State of New York.

XENERGY Enterprises, Inc. - Incorporated in the State of Delaware.

NGE Generation, Inc. - Incorporated in the State of New York.

NYSEG Solutions, Inc. - Incorporated in the State of New York.

Somerset Railroad Corporation - Incorporated in the State of New
      York.

XENERGY, Inc. - Incorporated in the State of Massachusetts.